Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.

	U.S. Government Plus ProFund (Series 77)
	Rising Rates Opportunity 10 ProFund (Series 11)
	Rising Rates Opportunity ProFund (Series 78)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1-74U1  Investor Class shares
	 72DD2-74U2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding(000's) at January 31, 2010:

  Total Income	NAV	Income Distributions	Shares Outstanding
  Distributions (000's)		per share	(000's)
Investor Class
U.S. Government Plus ProFund  154	   32.03   0.20   1,419
Rising Rates Opportunity 10 ProFund	 - 	 24.06   -   2,340
Rising Rates Opportunity ProFund   -	 14.30   -   14,842

Service Class
U.S. Government Plus ProFund  33	 31.85    0.05    1,280
Rising Rates Opportunity 10 ProFund	 - 	 24.71    -    70
Rising Rates Opportunity ProFund  - 	 13.93    -   761

Class A
U.S. Government Plus ProFund    	 -   	 32.10    0.20 	 -
Rising Rates Opportunity 10 ProFund	 -   	 25.33 	 -	 -
Rising Rates Opportunity ProFund	 -   	 14.62 	 -  	 -